Exhibit 8.1

Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street 44th Floor Houston, TX 77002	T +1 713.220.5800 F +1 713.236.0822 akingump.com

April 16, 2024

Genesis Energy, L.P. 811 Louisiana, Suite 1200 Houston, Texas 77002

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing on or about the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), including a base prospectus set forth therein (the “Base Prospectus”) and one or more supplements to the Base Prospectus, relating to the issuance and sale of an indeterminate amount of securities consisting of (a) common units (the “Common Units”) representing limited partnership interests in the Partnership, (b) preferred securities (the “Preferred Securities”) representing limited partnership interests in the Partnership, (c) subordinated securities (the “Subordinated Securities” and, together with the Common Units and the Preferred Securities, the “LP Equity Securities”) representing limited partnership interests in the Partnership, (d) the Partnership’s options to purchase LP Equity Securities, which may be issued pursuant to one or more option agreements (e) the Partnership’s warrants to purchase LP Equity Securities or Debt Securities (defined below), which may be issued pursuant to one or more warrant agreements (f) the Partnership’s rights to purchase LP Equity Securities, which may be issued pursuant to one or more rights agreements, (g) the Partnership’s senior debt securities, as to which the Partnership’s subsidiary, Genesis Energy Finance Corporation, a Delaware corporation (“Genesis Finance”), may be co-issuer, in one or more series (the “Senior Debt Securities”), and the Partnership’s subordinated debt securities, as to which Genesis Finance may be co-issuer, in one or more series (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Partnership Debt Securities”) and (h) guarantees (the “Guarantees”) of Partnership Debt Securities by the subsidiaries (the “Subsidiary Guarantors”) named in the Registration Statement (the Partnership Debt Securities, together with (if such Partnership Debt Securities have been guaranteed by Subsidiary Guarantors) the related Guarantees of such Subsidiary Guarantors, being referred to herein as the “Debt Securities”) or any combination of the foregoing, each on terms to be determined at the time of each offering. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Income Tax Consequences” (the “Discussion”) in the Base Prospectus.

Genesis Energy, L.P.

April 16, 2024

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences with respect to the matters set forth therein.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the heading “Material Income Tax Consequences” in the Base Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP